Exhibit 10.76

MODIFICATION AND EXTENSION AGREEMENT

(Long Form)

This Modification and Extension Agreement (the “Agreement”) is dated for reference purposes as of March 21, 2011, between INVENTURE FOODS, INC., a Delaware corporation f/k/a THE INVENTURE GROUP, INC. (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (the “Bank”).

Unless defined elsewhere in this Agreement, terms used herein have the meanings given them in the Definitions Section hereof.

Factual Background

A.            Bank and Borrower are parties to that certain Loan Agreement (Revolving Line of Credit Loan and Term Loan) dated as of May 16, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “RLOC/Term Loan Agreement”).  The RLOC/Term Loan Agreement establishes (1) a revolving line of credit loan (“RLOC Loan” or “Facility 1”) to Borrower in the maximum principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “RLOC Loan Maximum Committed Amount”), and (2) a term loan (“Term Loan” or “Facility 2”) to Borrower in the principal amount of Six Million and No/100 Dollars ($6,000,000.00) (the “Term Loan Amount”).  Bank also made a term loan (the “RE Loan”) to Borrower in the principal amount of Four Million and No/100 Dollars ($4,000,000.00) (the “RE Loan Amount”), pursuant to that certain Term Loan Agreement dated as of June 28, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “RE Loan Agreement”).  The RLOC Loan, the Term Loan, and the RE Loan are hereinafter collectively, referred to as the “Credit Facilities” or “Loans” as applicable, each, individually, a “Credit Facility,” or “Loan,” as applicable).  All capitalized terms used herein and not defined shall have the meanings set forth in the RLOC/Term Loan Documents or the RE Loan Documents (as such term is defined below), as applicable.

B.            The RLOC Loan is evidenced by a Promissory Note Secured by Deed of Trust (Revolving Line of Credit Loan) made payable to Bank in the RLOC Loan Maximum Committed Amount (as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “RLOC Loan Note”).  The Term Loan is evidenced by a Promissory Note Term Loan - Interim Draw Period Converting to Term (Term Loan - Interim Draw Period Converting to Term) made payable to Bank in the Term Loan Amount (as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “Term Loan Note”).  The RE Loan is evidenced by a Promissory Note Secured by Deed of Trust (Term Loan) made payable to Bank in the RE Loan Amount (as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “RE Loan Note”).  The RLOC Loan Note, the Term Loan Note, and the RE Loan Note, as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, are hereinafter collectively, referred to as the “Notes,” each, individually, a “Note,” as applicable.

C.            The Notes are secured by, among other things, (i) that certain Business Security Agreement (Blanket - All Business Assets) dated as of May 16, 2007, covering all business assets of the Obligated Group (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Business Security Agreement”), (ii) that certain Leasehold Deed of Trust with Assignment of Rents, Security Agreement, and Fixture Filing (Washington) by RADER FARMS, INC., a Delaware corporation (“Rader”), as grantor, and CHICAGO TITLE INSURANCE COMPANY, as trustee, and Bank, as beneficiary and secured party dated as of June 28, 2007, and recorded July 2, 2007, as Recording Number 2070700138 in the Official Records of Whatcom County, Washington (the “Deed of Trust”) covering certain real and personal property, as therein described (all collectively, the “Property”).  The Property encumbered by the Deed of Trust includes, without limitation, Rader’s Lessee’s Rights under the Ground Lease.

D.            The following parties have each agreed to guarantee all or certain of Borrower’s obligations to Bank in accordance with one or more Guaranties:

(1)           BN FOODS INC., a Colorado corporation (“BN Foods”);

(2)           BOULDER NATURAL FOODS, INC., an Arizona corporation (“Boulder”);

(3)           LA COMETA PROPERTIES, INC., an Arizona corporation (“La Cometa”);

(4)                                  POORE BROTHERS - BLUFFTON, LLC, a Delaware limited liability company (the “PBC”);

(5)           RADER FARMS, INC., a Delaware corporation (“Rader”); and

(6)           TEJAS PB DISTRIBUTING, INC., an Arizona corporation (“Tejas”);

Each of the Guarantors described above is an Obligated Group Party (as such term is defined below).  It is intended (i) that each Obligated Group Party shall be liable for the Credit Facilities, directly or indirectly, as a Borrower or as a Guarantor, (ii) that all business assets of each Obligated Group Party shall be pledged to Bank as collateral for the Credit Facilities, (iii) that the financial statements and other information required of Borrower under this Agreement shall be prepared on a consolidated basis to include all Obligated Group Parties, (iv) that all covenants of Borrower shall be covenants of the Obligated Group Parties as applicable to the appropriate Obligated Group Party(ies), and (v) that all representations and warranties of Borrower shall be representations and warranties of the Obligated Group Parties as applicable to the appropriate Obligated Group Party(ies). Borrower is a holding company for several affiliated entities, and each of the Obligated Group Parties (other than Borrower) is an Affiliate, and a wholly owned subsidiary, of Borrower.

E.             U.S. BANCORP EQUIPMENT FINANCE, INC. (“USBEF”), and Borrower are parties to that certain Master Lease Agreement dated April 19, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Lease”).  All of the Lease documents which evidence, guarantee, secure, or otherwise pertain to the Lease are hereinafter collectively referred to as the “Lease Documents”).

F.             The RLOC Loan is due and payable on June 30, 2011 (the “RLOC Maturity Date”).  The Term  Loan is due and payable on May 31, 2014 (the “Term Loan Maturity Date”).  The RE Loan is due and payable on July 1, 2017 (the “RE Maturity Date”).

G.            As of March 16, 2011, Borrower was indebted to Bank (1) under the RLOC Loan Note in the total principal amount of Seven Million Eight Hundred Six Thousand Six Hundred Ninety-One  and 50/100 Dollars ($7,806,691.50), plus accrued interest; (2) under the Term Loan Note in the total principal amount of Two Million Seven Hundred Eighty-Five Thousand Seven Hundred Fourteen and 35/100 Dollars ($2,785,714.35), plus accrued interest, and (3) under the RE Loan Note in the total principal amount of Three Million Three Hundred Eighty-Three Thousand One Hundred Seventy-One and 78/100 Dollars ($3,383,171.78), plus accrued interest (these amounts are collectively referred to herein as the “Present Debt”).  The Present Debt is calculated without regard to any principal payments which are required or allowed under this Agreement, if any.

H.            Borrower has requested that Bank modify and extend the RLOC Loan as set forth below.  Bank, although under no obligation to do so, is willing to so modify the RLOC Loan, subject to the terms and conditions set forth below.

THEREFORE, Bank and Borrower agree as follows:

Definitions:  The following capitalized words and terms shall have the following meanings when used in this Agreement.  All references to dollar amounts shall mean amounts in lawful money of the United States of America.  Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require.  The terms “Guarantor” as used in this Agreement and the other the RLOC/Term Loan Documents and the RE Loan Documents shall apply only if any such parties exist, and should be ignored if inapplicable.  Capitalized terms used and not defined herein have the meanings given in the Loan Agreement.

“Affiliate of” or “affiliated with” means in control of, controlled by or under common control with.

“Agreement” means this modification agreement between Borrower and Bank.

“Bank” has the meaning set forth in the introductory paragraph to this Agreement.

“BN Foods” has the meaning set forth in Recital D above.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Boulder” has the meaning set forth in Recital D above.

“Business Security Agreement” has the meaning set forth in Recital C above.

“Continuing Guaranty” and “Continuing Guaranties” have the meanings set forth in Section 3.11 below.

“Credit Facility” and “Credit Facilities” have the meanings set forth in Recital A above.

“Deed of Trust” has the meaning set forth in Recital C above.

“Facility 1” have the meanings set forth in Recital A above.

“Facility 2” have the meanings set forth in Recital A above.

“Facility Fee” has the meaning set forth in Section 4.2.

“Ground Lease” means that certain Ground Lease wherein Lyle Rader, Sue Rader, Brad Rader and Julie Newell (formerly known as Julie Rader) are the current lessors (collectively, “Ground Lessor”) and RADER FARMS, INC., a Delaware corporation, is the current ground lessee, dated May 15, 2007.  The Ground Lease is also described in that certain Memorandum of Lease and Purchase Agreement, and recorded May 17, 2007, as Instrument No. 2070502840, Official Records of Whatcom County, Washington.

“Ground Lessor’s Consent” means that certain Ground Lessor’s Consent Agreement between Ground Lessor, Rader, Borrower, and Bank dated May 17, 2007 as Instrument No. 2070700139, Official Records of Whatcom County, Washington.

“Guarantor” means, each person or entity guaranteeing all or any portion of Borrower’s obligations under the RLOC/Term Loan Documents and/or the RE Loan Documents, or all or any portion of any other party’s obligations under the RLOC/Term Loan Documents and/or the RE Loan Documents, pursuant to a Guaranty, including those parties described in Recital D above (collectively, the “Guarantor” or “Guarantors”).

“Guaranty” means, each guaranty executed or required to be executed in favor of Bank in connection with any Loan, including each continuing guaranty, payment guaranty, payment and performance guaranty, completion guaranty, completion agreement, or indemnity agreement (collectively, the “Guaranty” or “Guaranties”).

“La Cometa” has the meaning set forth in Recital D above.

“Lease” has the meaning set forth in Recital E above.

“Lease Documents” has the meaning set forth in Recital E above.

“Lessee’s Rights” means all of the Rader’s right, title, and interest under the Ground Lease, including all possessory rights to the land, and all rights and interests of the Rader in all improvements now existing or hereafter located on the land.

“Note” and “Notes” have the meanings set forth in Recital B above.

“Obligated Group” and “Obligated Group Parties” shall mean, collectively, (a) Borrower, (b) La Cometa, (c) PBC, (d) Tejas, (e) Boulder, (f) BN Foods, and (g) Rader (each, individually, an “Obligated Group Party”).

“PBC” has the meaning set forth in Recital D above.

“Present Debt” has the meaning set forth in Recital F above.

“Property” means all or any part of the property affected by the Deed of Trust, or any interest in all or any part of it, as the context requires, which includes but is not limited to all of the Lessee’s Rights and all now existing or hereafter acquired interests of Rader in and to the land described therein, together with all improvements now or hereafter located on it.

“Rader” has the meaning set forth in Recital D above.

“RE Loan” has the meaning set forth in Recital A above.

“RE Loan Agreement” has the meaning set forth in Recital A above.

“RE Loan Amount” has the meaning set forth in Recital A above.

“RE Loan Documents” means all documents which evidence, guarantee, secure, or otherwise pertain to the RE Loan, including but not limited to the RE Loan Agreement, the RE Loan Note, the Business Security Agreement, the Deed of Trust, and any other security instrument or agreement securing the RE Loan.

“RE Loan Note” has the meaning set forth in Recital B above.

“Restated Business Security Agreement” has the meaning set forth in Section 3.10 below.

“Restated RLOC Loan Note” has the meaning set forth in Section 3.8 below.

“RLOC Loan” has the meaning set forth in Recital A above.  The RLOC Loan is referred to in the RLOC/Term Loan Agreement as “Facility 1.”

“RLOC Loan Amount” has the meaning set forth in Recital A above.

“RLOC Loan Maximum Committed Amount” has the meaning set forth in Recital A above.

“RLOC Loan Note” has the meaning set forth in Recital B above.  The RLOC Loan Note will be amended, restated, and replaced in connection with the modification contemplated hereunder in accordance with Section 3.9 above

“RLOC/Term Loan Agreement” has the meaning set forth in Recital A above.

“RLOC/Term Loan Documents” means all documents which evidence, guarantee, secure, or otherwise pertain to the RLOC/Term Loans, including but not limited to the RLOC/Term Loan Agreement, the Business Security Agreement, the Deed of Trust, and any other security instrument or agreement securing the RLOC/Term Loans.

“RLOC/Term Loans” means, collectively, RLOC Loan and Term Loan, which Credit Facilities were made available by Bank to Borrower pursuant to and as described in the RLOC/Term Loan Agreement.  The RLOC Loan, the Term Loan and the RE Term Loans are and shall remain be cross-collateralized and cross-defaulted.

“RLOC Loan Maximum Committed Amount” has the meaning set forth in Recital A above.

“Tejas” has the meaning set forth in Recital D above.

“Term Loan” has the meaning set forth in Recital A above.  The Term Loan is referred to in the RLOC/Term Loan Agreement as “Facility 2.”

“Term Loan Amount” has the meaning set forth in Recital A above.

“Term Loan Note” has the meaning set forth in Recital C above.

“Title Company” means CHICAGO TITLE INSURANCE COMPANY, its successors and assigns, and/or any title company that provides title insurance in favor of Bank in connection with the Loan.

“Title Policy” means Title Policy No. 301980 issued on July 2, 2007, by the Title Company insuring the Deed of Trust for the benefit of Bank.

Agreement

1.             Recitals.  The recitals set forth above in the Factual Background are true, accurate and correct.

2.             Reaffirmation/No Impairment.  Borrower reaffirms all of its obligations under the RLOC/Term Loan Documents and the RE Loan Documents and under the Loans.  Except as specifically hereby amended or restated, the RLOC/Term Loan Documents and the RE Loan Documents shall each remain in full force and effect.  Borrower’s payment and performance obligations pursuant to the RLOC/Term Loan Documents and the RE Loan Documents, including all extensions, amendments, renewals or replacements thereof, shall continue to be secured by the security interests and liens arising under the RLOC/Term Loan Documents and the RE Loan Documents.

3.             Modification of Loan Documents.  The RLOC/Term Loan Documents and the RE Loan Documents are hereby modified and amended as described below, certain RLOC/Term Loan Documents and certain RE Loan Documents are required to be modified, amended, and or restated as described below, and certain additional documents or items are required as set forth below.  In the event of a conflict between the terms of the RLOC/Term Loan Documents or the RE Loan Documents and the terms of this Agreement, this Agreement shall control.

3.1          Maturity Date of Loan.  The maturity date of the RLOC Loan is hereby extended to July 31, 2014 (the “Extended Maturity Date”).  All sums owing on the RLOC Loan shall be due and payable no later than this Extended Maturity Date.  Borrower acknowledges that concurrently with the execution of this Agreement, Borrower shall execute and/or cause Guarantor to execute, as applicable, certain other documents as may be required by Bank.  The Extended Maturity Date of the RLOC Loan is reflected in the Restated RLOC Loan Note being executed by Borrower pursuant to Section 3.9 below.

3.2          Increase in RLOC Loan Amount.  The RLOC Loan Amount is hereby increased from Fifteen Million and No/100 Dollars ($15,000,000.00) to Twenty-Five Million and No/100 Dollars ($25,000,000.00).

3.3          Name Changes.

(a)           Effective May 20, 2010, Borrower changed its name from “THE INVENTURE GROUP, INC., a Delaware corporation” to “INVENTURE FOODS, INC., a Delaware corporation.”  Any and all references to “Borrower” under the RLOC/Term Loan Documents and the RE Loan Documents shall mean “INVENTURE FOODS, INC., a Delaware corporation.”

(b)           Effective May 11, 2007, RFAC changed its name from “RADER FARMS ACQUISITION CORP., a Delaware corporation” to “RADER FARMS, INC., a Delaware corporation.”  Any and all references to “RFAC” or “RDI” or “RFI”  under the RLOC/Term Loan Documents and the RE Loan Documents shall now mean “Rader,” which shall hereafter refer to RADER FARMS, INC., a Delaware corporation.

3.4          Modifications to Section 2.2 of RLOC Loan Agreement.

(a)           The expiration date of the RLOC Loan being hereby modified to be July 31, 2014.  Therefore, Section 2.2(a) of the RLOC/Term Loan Agreement is hereby amended and modified to read as follows:

“(a)         Availability; Borrowing Base.  Availability under the Facility 1 line of credit will be governed by a borrowing base formula, and is available between the date of this Agreement and July 31, 2014 (the “Facility 1 Expiration Date”) unless Borrower is in default.  The outstanding principal balance of Facility 1 plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed under Facility 1, shall not exceed the Borrowing Base.  Borrower will provide Bank with information regarding the Borrowing Base in such form and at such times as Bank may request.”

(b)           The maturity date of the RLOC Loan being hereby modified to be July 31, 2014.  Therefore, Section 2.2(c) of the RLOC/Term Loan Agreement is hereby amended and modified to read as follows:

“(c)         Maturity Date.  The maturity date of Facility 1 is July 31, 2014 (the “Facility 1 Maturity Date”).  All sums owing under Facility 1 shall be due and payable no later than the Facility 1 Maturity Date.”

(c)           The Unused Commitment Fee for the RLOC Loan is being hereby modified, and therefore.  Section 2.2(f) of the RLOC/Term Loan Agreement is hereby amended and modified to read as follows:

“(f)        Unused Commitment Fee.  Borrower shall pay to Bank an unused commitment fee (the “Unused Commitment Fee”) on the average daily unused portion of Facility 1 at the rate of twenty-five hundredths of one percent (0.25%) (25 basis points) per annum, such fee calculated quarterly and payable in arrears by Borrower, in immediately available funds, within fifteen (15) days after the end of each calendar quarter for which the fee is owing.”

(d)           The Fee and Rate Schedule attached as Exhibit C of the RLOC/Term Loan Agreement (i) is no longer applicable to the RLOC Loan, and (ii) will continue to be applicable to the Term Loan.

(e)           Subsection (iii) of as Section 2.2(h) of the RLOC/Term Loan Agreement is hereby deleted and in it’s stead, the following is added:

(iii)          For each letter of credit issued hereunder, Borrower shall pay to Bank annual non-refundable letter of credit fees, payable quarterly in advance, calculated at the beginning of each calendar quarter and based upon (1) the then existing per annum Note Rate (as such term is defined in the RLOC Loan Note), and (2) the face amount of the applicable letter of credit.

3.5          Definitions Modified or Added to, or Deleted from RLOC/Term Loan Documents.

(a)           The definition of “Borrowing Base” in the RLOC/Term Loan Documents is hereby modified and amended to read as follows:

““Borrowing Base” means an amount equal to:

(a)           the sum of (i) eighty five percent (85%) of Net Eligible Accounts, plus (ii) sixty percent (60%) of the applicable Obligated Group Party’s(ies’) cost (determined on a lower of cost or market basis or on such other basis as may be designated by Bank from time to time) of Eligible Raw Material Inventory, as such cost may be diminished as a result of any event causing loss or depreciation in value of Eligible Raw Material

Inventory, plus (iii) sixty-five percent (65%) of the applicable Obligated Group Party’s(ies’) cost (determined on a lower of cost or market basis or on such other basis as may be designated by Bank from time to time) of Eligible Finished Goods Inventory, as such cost may be diminished as a result of any event causing loss or depreciation in value of Eligible Finished Goods Inventory; provided, however, that in no event shall total Eligible Inventory exceed fifty percent (50%) of the Borrowing Base (excepting, at the request of Borrower, a seasonal adjustment of sixty percent (60%) will be allowed for the period of August through January), less

(b)           the Rent Reserve Amount, less

(c)           undrawn amounts of outstanding letters of credit issued by Bank or any Affiliate thereof.”

(b)           The introductory portion of the definition of “Eligible Finished Goods Inventory” in the RLOC/Term Loan Documents is hereby modified and amended to read as follows:

““Eligible Finished Goods Inventory” means, collectively, the value of each Obligated Group Party’s, finished goods inventory so long as it meets the following conditions:…”

(c)           The definition of “Eligible Inventory” in the RLOC/Term Loan Documents is hereby modified and amended to read as follows:

““Eligible Inventory” means, collectively, all Eligible Raw Materials Inventory and all Eligible Finished Goods Inventory.”

(d)           The introductory portion of the definition of “Eligible Raw Materials” in the RLOC/Term Loan Documents is hereby modified and amended to read as follows:

““Eligible Raw Materials Inventory” means, collectively, the value of each Obligated Group Party’s raw materials inventory so long as it meets the following conditions:…”

(e)           The definition of “Rent Reserve Amount” in the RLOC/Term Loan Documents is hereby added as follows:

““Rent Reserve Amount” means One Hundred Fourteen Thousand and No/100 Dollars ($114,000.00).”

(f)            Subparagraphs (ix) and (x) within the definition of “Eligible Accounts” in the RLOC/Term Loan Documents under are hereby modified and amended to read as follows:

“(ix)         Receivables Concentration.  “Eligible Accounts” shall not include (a) that portion of the account(s) due from any single account debtor, other than Costco, Kroger, Safeway, Target, or Walmart/Sam’s Club, which exceeds ten percent (10%) of such Obligated Group Party’s aggregate accounts, or (b) that portion of the account(s) due from Costco which exceeds fifty percent (50%) of such Obligated Group Party’s aggregate accounts, or (c) that portion of the account(s) due from Kroger, Safeway, Target, or Walmart/Sam’s Club which exceeds twenty percent (20%) of such Obligated Group Party’s aggregate accounts.

(x)            Cross-Age.  If the dollar amount of accounts of an account debtor, other than Costco, Walmart/Sam’s Club Kroger, Safeway, or Target, which are not Eligible Accounts under subparagraph (ii) above exceeds ten percent (10%) of the total dollar amount due from such account debtor (which percentage limitation may change from time to time at Bank’s discretion), all of such account debtor’s accounts shall be excluded from Eligible Accounts.”

3.6          Definitions Modified or Added to or Deleted from the RLOC/Term Loan Documents AND the RE Loan Documents.

(a)           The definitions set forth in the RLOC/Term Loan Documents and the RE Loan Documents is hereby modified, amended, and/or added to read as follows:

““Base Rate” shall mean the greater of (a) the Prime Rate, and (b) the Federal Funds Rate plus one half of one percent (0.5%).

“Base Rate Loan” shall mean a Loan that bears interest at the Base Rate.

“Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court, any commission, any agency or any instrumentality of the foregoing.

“Maintenance Capital Expenditures” has the meaning of 50% of depreciation expense.”

“Prime Rate” shall mean the prime rate announced by Bank from time to time, which is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto.  The Prime Rate is not necessarily the lowest rate offered by Bank.  With respect to Base Rate Loans, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced by Bank or with each change in the Federal Funds Rate, as the case may be.”

(b)           The definitions “Initial Minimum TNW Amount,” “Minimum TNW Amount,” and “Tangible Net Worth” set forth in the RLOC/Term Loan Documents and the RE Loan Documents are hereby deleted in their entirety.

3.7          Modifications to Financial Covenants to RLOC/Term Loan Documents and RE Loan Documents.

(a)           Section 3.5(d) of the RLOC/Term Loan Agreement is hereby amended and modified to read as follows:

“(d)         Compliance Certificate.  Within forty-five (45) days after the end of each fiscal quarter, a certificate in the form attached hereto as Exhibit A (each, a “Compliance Certificate”), executed by Borrower’s chief financial officer or other officer or person acceptable to Bank, certifying (1) that the Obligated Group is in compliance with the financial covenants set forth in this agreement, including (i) the minimum Fixed Charge Coverage Ratio required under Section 3.17, and (ii) the maximum Leverage Ratio required under Section 3.17, (2) that the representations and warranties set forth in the Agreement are true and correct as of the date of the certificate, and (3) that, as of the date of the certificate, no default or Event of Default, or Unmatured Event of Default, has occurred and is continuing under this Agreement.”

(b)           Section 3.5(d) of the RE Loan Agreement is hereby amended and modified to read as follows:

“(d)         Compliance Certificate.  Within forty-five (45) days after the end of each fiscal quarter, a certificate in the form attached hereto as Exhibit C (each, a “Compliance Certificate”), executed by Borrower’s chief financial officer or other officer or person acceptable to Bank, certifying (1) that the Obligated Group is in compliance with the financial covenants set forth in this agreement, including (i) the minimum Fixed Charge Coverage Ratio required under Section 3.17, and (ii) the maximum Leverage Ratio required under Section 3.17, (2) that the representations and warranties set forth in the Agreement are true and correct as of the date of the certificate, and (3) that, as of the date of the certificate, no default or Event of Default, or Unmatured Event of Default, has occurred and is continuing under this Agreement.”

(c)           Exhibit A “Compliance Certificate” to the RLOC/Term Loan Agreement and Exhibit C “Compliance Certificate” of the RE Loan Agreement, and the Compliance Certificate attached to the Lease and Lease Documents are hereby modified, amended, restated, and replaced by the attached Exhibit A.

(d)           Section 3.17(a) of the RLOC/Term Loan Agreement and the RE Loan Agreement is hereby amended and modified to read as follows;

“(a)         Fixed Charge Coverage Ratio.  The Obligated Group shall maintain, and Borrower shall cause the Obligated Group to maintain, a Fixed Charge Coverage Ratio of at least 1.20 to 1.00.  This Fixed Charge Coverage Ratio shall be tested quarterly (i) on a cumulative consolidated basis for the first four quarters ending after the Closing Date, and (ii) thereafter, on a rolling four (4) quarter basis, calculated at the end of each fiscal quarter, using the results of that fiscal quarter and each of the three (3) immediately preceding fiscal quarters.

(e)           Section 3.17(b) of the RLOC/Term Loan Agreement and the RE Loan Agreement is hereby amended and modified to read as follows;

“(b)         Leverage Ratio.  The Obligated Group shall maintain, and Borrower shall cause the Obligated Group to maintain, a Leverage Ratio as of the last day of each fiscal quarter beginning with fiscal quarter ended March 31, 2011, of not more than 3.00 to 1.00.”

(f)            Section 3.17(c) of the RLOC/Term Loan Agreement and the RE Loan Agreement is hereby deleted in its entirety.

(g)           The following language is added to the end of Section 3.2 of the RLOC/Term Loan Agreement and Section 3.2 of the RE Loan Agreement.

“Without limiting the generality of the foregoing, the issuance of a request or directive regarding capital adequacy (whether or not having the force of law) that has the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations under this Agreement to a level below that which Bank could have achieved but for such adoption, Change or compliance (taking into consideration Bank’s policies with respect to capital adequacy), then in any such event, Borrower shall pay to Bank such additional amounts as will compensate Bank for such costs or lost income resulting thereby as reasonably determined by Bank.  The term “Change” shall include (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank.  Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.”

(h)           Section 6.1(p) of the RLOC/Term Loan Agreement is hereby amended and modified to read as follows:

“(p)         Borrower or the Obligated Group or any Obligated Group Party, as the case may be, has failed to timely deliver to Bank any Compliance Certificate or Borrowing Base Certificate, or (i) fails to maintain at least the minimum Fixed Charge Coverage Ratio required under Section 3.17, or (ii) exceeds the maximum Leverage Ratio required under Section 3.17; or”

(i)            Section 7.1(q) of the RE Loan Agreement is hereby amended and modified to read as follows:

“(q)         Borrower or the Obligated Group or any Obligated Group Party, as the case may be, has failed to timely deliver to Bank any Compliance Certificate or Borrowing Base Certificate, or (i) fails to maintain at least the minimum Fixed Charge Coverage Ratio required under Section 3.17, or (ii) exceeds the maximum Leverage Ratio required under Section 3.17; or”

(j)            Exhibit C “Fee and Rate Schedule” attached to the RLOC/Term Loan Agreement is hereby modified to be the Fee and Rate Schedule attached hereto as Exhibit C.

(k)           The following is hereby added as a new Section 8.24 to the RLOC/Term Loan Agreement and as a new Section 9.24 to the RE Loan Agreement,

“8.24 [9.24]          LIBOR Rate Loans.  Without limiting the generality of anything in this Agreement or any Note to the contrary notwithstanding, if:  (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for Bank to fund or maintain Loans based on the LIBOR rate as set forth in the Notes (“LIBOR Rate Loans”) (whether or not such assertion carries the force of law), (ii) deposits in U.S. Dollars (in the applicable amounts) are not being offered to Bank in the applicable markets, (iii) by reason of circumstances affecting the applicable markets, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; (iv) that the applicable LIBOR Rate will not adequately and fairly reflect the cost to Bank of funding LIBOR Rate Loans or (v) that the making or funding of LIBOR Rate Loans is impracticable for Bank, the obligation of Bank to make, LIBOR Rate Loans shall be suspended until Bank shall notify Borrower that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Loans shall automatically convert, on and as of the date of such notification, into Base Rate Loans.”

3.8          Modification to Negative Covenants in RLOC/Term Loan Document and RE Loan Documents.

(a)           Section 3.15(d) of the RLOC/Term Loan Agreement and the RE Loan Agreement are both hereby amended and modified to read as follows:

“(d)         entered into any consolidated, merger, pool, joint venture, syndicate or other combination; provided that Borrower may merge or combine with any other Obligated Group Party, and each Obligated Group Party may merge or combine with any other Obligated Group Party.”

3.9          Restated RLOC Loan Note.  Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Bank an amended and restated promissory note in a form acceptable to Bank in its sole and absolute discretion (the “Restated RLOC Loan Note”), which Restated RLOC Loan Note shall reflect the modifications set forth in this Agreement and certain other modifications by operation of the Restated RLOC Loan Note, which shall control.  The Restated RLOC Loan Note amends, restates, and replaces the RLOC Loan Note, as such may have been amended or restated from time to time prior to the date of this Agreement, and any credit outstanding under thereunder shall be deemed to be outstanding under the Restated Note.  To the extent of any inconsistencies between the provisions of the Restated RLOC Loan Note and this Agreement or any other RLOC/Term Loan Documents, the provisions of the Restated RLOC Loan Note shall control.

3.10        Restated Business Security Agreement.  Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Bank an amended and restated Business Security Agreement in a form acceptable to Bank in its sole and absolute discretion (the “Restated Business Security Agreement”), which Restated Business Security Agreement shall secure Borrower’s obligations to Bank under the Loans as described therein, as modified hereby, in such form as is acceptable to Bank in its sole and absolute discretion.  To the extent of any inconsistencies between the provisions of Restated Business Security Agreement and this Agreement or any other RLOC/Term Loan Documents or RE Loan Documents, the provisions of the Restated Business Security Agreement shall control.

3.11        Continuing Guaranties.  Concurrently with the execution of this Agreement, each Guarantor shall execute and deliver to Bank a new Continuing Guaranty, guaranteeing Borrower’s obligations to Bank under the Loans as described therein, as modified hereby, in such form as is acceptable to Bank in its sole and absolute discretion (each, a “Continuing Guaranty” and collectively, the “Continuing Guaranties”).  To the extent of any inconsistencies between the provisions of any Continuing Guaranty and this Agreement or any other RLOC/Term Loan Documents or RE Loan Documents, the provisions of each such Continuing Guaranty shall control.

3.12        Amendment of Deed of Trust.  Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Bank, an Amendment to Deed of Trust, Assignment of Rents and Security Agreement (Financing Statement) and Memorandum of Modification regarding the Deed of Trust in a form acceptable to Bank in its sole and absolute discretion (the “Deed of Trust Amendment”).

3.13        Consents.  Concurrently with the execution of this Agreement, each Guarantor shall execute and deliver to Bank a consent to this Agreement and the modifications set forth herein in such form as is acceptable to Bank in its sole and absolute discretion.

4.             Conditions Precedent to Closing.  Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Bank in the exercise of Bank’s sole judgment and discretion:

4.1          Receipt of Documents and Other Items.  Borrower shall have duly executed or obtained the due execution of, and delivered to Bank, all documents and other items required by Bank to be executed in connection with this Agreement and the modification contemplated hereunder, all in form and content required by Bank or its counsel, including but not limited to Bank shall have received fully executed, and where appropriate, acknowledged originals of all documents required pursuant to Section 3 above.

4.2          Facility Fee.  In connection with the RLOC Loan, Bank shall have received a fully earned and non-refundable facility fee in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00) (the “Facility Fee”).

4.3          Title Endorsement.  Bank shall have received such assurance as Bank may require that the validity and priority of the Deed of Trust has not been and will not be impaired by this Agreement or the transactions contemplated by it, which may include but not be limited to an unconditional commitment of the Title Company to issue an additional advance endorsement (CLTA 108.8, or equivalent) and a modification endorsement (CLTA Endorsement No. 110.5 or equivalent) to be attached to the Title Policy, insuring the Deed of Trust to the same extent as the Title Policy without any additional exceptions or exclusions thereto with the premium and all costs associated therewith to have been paid in full by Borrower.

4.4          Reimbursement of Bank’s Costs and Expenses.  Bank shall have received reimbursement, in immediately available funds, of all costs and expenses incurred by Bank in connection with this Agreement, including charges for recording, filing, appraisal and legal fees, costs and expenses of Bank’s counsel.  Such costs and expenses may include the allocated costs for services for Bank’s in-house staffs, such as legal and appraisal.  Borrower acknowledges that the Facility Fee payable in connection with this transaction do not include the amounts payable by Borrower under this subsection.

4.5          Recording of Documents.  All documents required by Bank to be recorded or filed in connection with this modification shall have been duly recorded in the county in which the Property is located and/or filed in the appropriate governmental office.

5.             Representations, Warranties and Acknowledgments.  Borrower and Guarantor jointly and severally represent, warrant and acknowledge to Bank as follows:

5.1          Loan Documents.  All representations and warranties made and given by Borrower or any Guarantor in the RLOC/Term Loan Documents and the RE Loan Documents are true, complete, accurate and correct, as if given as of the date of this Agreement.

5.2          Property.  Borrower lawfully possesses and holds fee simple title to all of the Property which is real property, and the Deed of Trust is a first-priority lien on that Property.  Borrower owns all of the Property which is personal property, and all other personal property pledged by Borrower to Bank as collateral for the Loans, free and clear of any reservations of title and conditional sales contracts, and also of any security interests other than the Deed of Trust and/or other security agreement(s) in favor of Bank.  There is no financing statement affecting any of the Property or any other personal property pledged by Borrower to Bank as collateral for the Loans on file in any public office except for financing statements in favor of Bank, or its predecessors in interest.

5.3          No Default.  No event has occurred and is continuing which would constitute a default or Event of Default (as defined in the applicable document), and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default, under any of the RLOC/Term Loan Documents and the RE Loan Documents.

5.4          Enforceable Documents.  The RLOC/Term Loan Documents and the RE Loan Documents, including this Agreement, to which Borrower is a party are legal, valid, and binding agreements of Borrower enforceable in accordance with their respective terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding, and enforceable.

5.5          Financial Information.  All financial and other information that has been or will be supplied to Bank is:  (i) sufficiently complete to give Bank accurate knowledge of Borrower’s and any Guarantor’s financial condition; (ii) in form and content required by Bank; and (iii) in compliance with all applicable government regulations.  No material adverse change has occurred in the business assets, or financial condition of Borrower or any Guarantor since Borrower and any such Guarantor last supplied financial statements or information to Bank.

5.6          No Claims or Defenses.  The Present Debt is due and payable to Bank, and Borrower has no claims, offsets, counterclaims or defenses with respect to:  (i) the payment of the Present Debt; (ii) the payment of any other sums due under the RLOC/Term Loan Documents and the RE Loan Documents; (iii) the performance of Borrower’s obligations under the RLOC/Term Loan Documents and the RE Loan Documents; or (iv) any liability under any of the RLOC/Term Loan Documents and the RE Loan Documents.

5.7          No Breach By Bank.  Bank (including all of its predecessors) has not breached any duty to Borrower in connection with the Loans, and Bank (including all of its predecessors) has fully performed all obligations it may have had or now has to Borrower.

5.8          Interest and Other Charges.  All interest or other fees or charges which have been imposed, accrued or collected by Bank (including all of its predecessors) under the RLOC/Term Loan Documents and the RE Loan Documents or in connection with the Loans through the date of this Agreement, and the method of computing the same, were and are proper and agreed to by Borrower and were properly computed and collected.

5.9          Claims, Disputes, Impairments.  Borrower has no pending litigation, tax claims, proceedings, or disputes that may adversely affect Borrower’s financial condition or impair Borrower’s ability to perform under the RLOC/Term Loan Documents and the RE Loan Documents.

5.10        Borrowing Entity.  Borrower is a corporation which is duly organized validly existing and in good standing under the laws of the State of Delaware.  There have been no changes in the organization, composition, ownership, structure or formation documents of Borrower since the inception of the Loans.  In each state in which Borrower does business, it is properly licensed and in good standing.  This Agreement, and any instrument or agreement required hereunder are within Borrower’s powers, have been duly authorized, and do not conflict with any of Borrower’s organizational papers.

6.             Release of Bank.  In consideration of the agreements and of Bank set forth in this Agreement, Borrower and each Guarantor that signs a consent to this Agreement and all of its/their respective heirs, personal representatives, predecessors, successors and assigns (individually and collectively, the “Releasors”), hereby fully release, remise, and forever discharge Bank, its parent, subsidiary, and any affiliated companies, any assignees of any of Bank’s interest in the Loans or the RLOC/Term Loan Documents and the RE Loan Documents, any owners of participation or other interests in the Loans or the RLOC/Term Loan Documents and the RE Loan Documents, any purchasers of all or any portion of the Property at any foreclosure sale or from Bank or any of its affiliates, and all past and present officers, directors, employees, agents servants, partners, shareholders, attorneys, and managers of each of them, and all of their respective heirs, personal representatives, predecessors, successors, and assigns, for, from, and against any and all claims, liens, demands, actions, causes of action, controversies, offsets, obligations, losses, costs or expenses, damages including any foreseeable or unforeseeable consequential damages, and liabilities of every kind and character whatsoever, including, without limitation, any action, omission, misrepresentation or other basis of liability founded either in tort or contract and the duties arising thereunder, that the Releasors, or any one of more of them, has had in the past, or now has, whether known or unknown, whether asserted or unasserted, by reason of any matter, cause or thing set forth in, relating to or arising out of, of in any way connected with or resulting from, the Loans or the RLOC/Term Loan Documents and the RE Loan Documents.

7.             Miscellaneous.

7.1          Incorporation.  This Agreement shall form a part of each RLOC/Term Loan Documents and the RE Loan Documents, and all references to a given RLOC/Term Loan Documents and the RE Loan Documents shall mean that document as hereby modified.

7.2          No Prejudice; Reservation of Rights.  This Agreement shall not prejudice any rights or remedies of Bank under the RLOC/Term Loan Documents and the RE Loan Documents.  Bank reserves, without limitation, all rights which it has against any indemnitor, guarantor, or endorser of the Note.

7.3          Purpose and Effect of Bank Approval.  Bank’s approval of any matter in connection with the Loans are for the sole purpose of protecting Bank’s security and rights.  No such approval shall result in a waiver of any default of Borrower.  In no event shall Bank’s approval be a representation of any kind with regard to the matter being approved.

7.4          Disclosure to Title Company.  Without notice to or the consent of Borrower, Bank may disclose to any title insurance company insuring any interest of Bank under the Deed of Trust (whether as primary insurer, coinsurer or reinsurer) any information, data, or material in Bank’s possession relating to Borrower, the Loans, or the Property.

7.5          No Waiver; Consents.  No alleged waiver by Bank shall be effective unless in writing, and no waiver shall be construed as a continuing waiver.  No waiver shall be implied from Bank’s delay in exercising or failure to exercise any right or remedy against any other party.  All rights and remedies of Bank are cumulative.

7.6          No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns.

7.7          Notices.  All notices given under this Agreement shall be in writing and be given by personal delivery, overnight receipted courier (such as UPS, Airborne, or Federal Express) or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature.  Notices shall be effective upon the first to occur of receipt, when proper delivery is refused, or the expiration of forty-eight (48) hours after deposit in registered or certified United States mail as described above.  Addresses for notice may be changed by any party by notice to any other party in accordance with this Section.  If Borrower is a partnership, service of any notice on any general partner of Borrower is effective service on Borrower for all purposes.  If more than one person or entity executes this Agreement as Borrower, service of any notice on any one Borrower shall be effective service on all Borrower parties for all purposes.

7.8          Dispute Resolution; Attorneys’ Fees.  Disputes under this Agreement must be resolved in the manner specified in the RLOC Loan/Term Loan Agreement and RE Loan Agreement, with attorneys’ fees and costs to be recovered as set forth in the RLOC Loan/Term Loan Agreement and RE Loan Agreement.

7.9          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to the choice of law rules of that State, except to the extent that any of such laws may now or hereafter be preempted by Federal law.  Borrower consents to the jurisdiction of any Federal or State court within the State of Arizona, submits to venue in such state, and also consents to service of process by any means authorized by Federal law or the law of such state.  Without limiting the generality of the foregoing, Borrower hereby waives and agrees not to assert by way of motion, defense, or otherwise in such suit, action, or proceeding, any claim that (i) Borrower is not subject to the jurisdiction of the courts of the above-referenced state or the United States District Court for such state, or (ii) such suit, action, or proceeding is brought in an inconvenient forum, or (iii) the venue of such suit, action, or proceeding is improper.

7.10        Successors and Assigns.  The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors, and assigns of the parties; provided, however, that Borrower may not assign this Agreement, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance. Bank in its sole and absolute discretion may sell or assign the Loans or participations or other interests in all or part of the Loans on the terms and subject to the conditions of the RLOC/Term Loan Documents and the RE Loan Documents, all without notice to or the consent of Borrower.  Also without notice to or the consent of Borrower, Bank or its affiliates may disclose to any actual or prospective purchaser of any securities issued or to be issued by Bank and to any actual or prospective purchaser or assignee of any participation or other interest in the Loans or any other loans made by Bank to Borrower (whether under this Agreement or otherwise), any financial or other information, data or material in Bank’s possession relating to Borrower, any partners of Borrower, the Loans, or the Property.

7.11        Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision.  If any court of competent jurisdiction determines any provision of this Agreement to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of this Agreement.

7.12        Interpretation.  Whenever the context requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and each gender shall include any other gender.  The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions.  The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”  No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement.

7.13        Amendments.  This Agreement may not be modified or amended except by a written agreement signed by the parties.

7.14        Language of Agreement.  The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party.

7.15        Survival.  The representations, warranties, acknowledgments, and agreements set forth herein shall survive the date of this Agreement.

7.16        Time is of the Essence.  Time is of the essence in the performance of this Agreement, and each and every term thereof.

7.17        Recitals; Exhibits.  The recitals to this Agreement set forth above in the “Factual Background” are true, complete, accurate, and correct, and such recitals are incorporated hereby by reference.  The exhibits to this Agreement, if any, are incorporated hereby by reference.

7.18        Exchange of Information.  Borrower agrees that Bank may exchange or disclose financial and other information about Borrower or the Property with or to any of Bank’s affiliates or other related entities.

7.19        Integration.  This Agreement (a) integrates all the terms and conditions mentioned in or incidental to this Agreement; (b) supersedes all oral negotiations and prior writings with respect to their subject matter, and (c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth herein and as the complete and exclusive statement of the terms agreed to by the parties.  No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Agreement.

7.20        No Amendment to Loans Documents.  Except as specifically provided herein, this Agreement does not amend, modify, waive or limit any provision, term, or condition of the RLOC/Term Loan Documents and the RE Loan Documents or the Loans.

7.21        Counterparts.  This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts constitute but one and the same document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of the date first above written.

“BORROWER”

INVENTURE FOODS, INC., a Delaware corporation f/k/a THE INVENTURE GROUP, INC.		Address for notices to Borrower:
Inventure Foods, Inc.
5415 East High Street, Suite 350
By:	/s/ Steve Weinberger	Phoenix, AZ 85054
	Steve Weinberger, Chief Financial Officer	Attention: Steve Weinberger

“BANK”

U.S. BANK NATIONAL ASSOCIATION, a national banking association		Address for notices to Bank:
U.S. Bank National Association
101 North First Avenue, Suite 1600
By:	/s/ Timothy R. Coffey	Phoenix, AZ 85003
	Timothy R. Coffey, Vice President	Attention: Commercial Banking

Exhibit “A”

COMPLIANCE CERTIFICATE

The undersigned, being the being the Chief Financial Officer and Treasurer of INVENTURE FOODS, INC., a Delaware corporation (the “Borrower/Lessee”) hereby certifies to U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) and to U.S. BANCORP EQUIPMENT FINANCE, INC., an Oregon corporation (“USBEF” or the “Lessor”) (the “Bank” and the “Lessor” hereinafter collectively, the “Credit Parties,” each, a “Credit Party”), for itself and each of the other Obligated Group Parties, as follows:

Definitions:  The following capitalized words and terms shall have the following meanings when used in this Compliance Certificate (the “Compliance Certificate”).  All references to dollar amounts shall mean amounts in lawful money of the United States of America.  Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require.  Capitalized terms used and not defined herein have the meanings given in the RLOC/Term Loan Agreement or the Master Lease Agreement, as applicable.

“Credit Facilities” collectively mean, the RLOC Loan, the Term Loan, and the RE Loan (as such terms are defined in the Modification Agreement) and the Master Lease Agreement (each, individually, a “Credit Facility,” as applicable).

“Lease Documents” means all documents which evidence, guarantee, secure, or otherwise pertain to the Master Lease Agreement.

“Obligated Group” and “Obligated Group Parties” shall mean, collectively, (a) Borrower, (b) La Cometa, (c) PBC, (d) Tejas, (e) Boulder, (f) BN Foods, and (g) Rader (each, individually, an “Obligated Group Party”).

“Modification Agreement” means that certain Modification and Extension Agreement dated as of March 21, 2011, between Borrower/Lessor and Bank.

“RE Loan Documents” means all documents which evidence, guarantee, secure, or otherwise pertain to the RE Loan, including but not limited to the RE Loan Agreement, the RE Loan Note, the Business Security Agreement, the Deed of Trust, and any other security instrument or agreement securing the RE Loan.

“RLOC/Term Loan Documents” means all documents which evidence, guarantee, secure, or otherwise pertain to the RLOC/Term Loans, including but not limited to the RLOC/Term Loan Agreement, the Business Security Agreement, the Deed of Trust, and any other security instrument or agreement securing the RLOC/Term Loans.

1.             This certificate (the “Compliance Certificate”) is being provided pursuant to (i) Sections 3.5 and 3.17 of that certain Loan Agreement (Revolving Line of Credit Loan and Term Loan) dated as of May 16, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “RLOC/Term Loan Agreement”), by and between Bank and Borrower, (ii) Sections 3.5 and 3.17 of that certain Term Loan Agreement dated as of June 28, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “RE Loan Agreement”), and (iii) Section 22 of that certain Master Lease Agreement dated as of April 19, 2010 (including any schedules thereto, and as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Lease”).  This Compliance Certificate is made with the acknowledgment and agreement of the other Obligated Group Parties.

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2.             As of the effective date set forth below, the undersigned has/have reviewed the transactions and conditions of Borrower/Lessee, and such has not disclosed any condition or event which would constitute, and the undersigned has/have no knowledge of any event which constitutes, or which, with the giving of notice or the passage of time, or both, would constitute a default or an Event of Default under (a) any of the RLOC/Term Loan Documents, (b) any of the RE Loan Documents, or the (c) Lease or any other Lease Document.

3.             As of the effective date set forth below, the financial condition of Borrower/Lessee, and each other Obligated Group Party, remains essentially the same as it was the date of the last financial statement submitted by Borrower/Lessee to any Credit Party and that no material adverse change has occurred in the financial condition of Borrower/Lessee or the other Obligated Group Parties that affects the any collateral securing any Credit Facilities or the Lease, or Borrower/Lessee’s or any Obligated Group Party’s ability to pay or performs any or its obligations under any of the Credit Facilities or the Lease pursuant to the terms of (a) the RLOC/Term Loan Documents, (b) the RE Loan Documents, and/or the (c) Lease or any other Lease Document, as applicable.

4.             As of the effective date set forth below, the Obligated Group is in compliance with the financial covenants set forth in (i) Sections 3.5 and 3.17 of the RLOC/Term Loan Agreement, (ii) Sections 3.5 and 3.17 of the RE Loan Agreement, and (iii) Section 22 of the Lease (collectively the “Financial Covenant Provisions”):

(a)           On                             , 201       , the Obligated Group’s Fixed Charge Coverage Ratio was                    to                   .  The Obligated Group’s Fixed Charge Coverage Ratio is required to be at least 1.20 to 1.00, tested quarterly, on a rolling four (4) quarter basis, calculated at the end of each fiscal quarter, using the results of that fiscal quarter and each of the three (3) immediately preceding fiscal quarters, pursuant to the Financial Covenant Provisions.

(b)           On                             , 201       , the Obligated Group’s Leverage Ratio was                    to                   .  The Obligated Group’s Leverage Ratio is required to be not more than 3.00 to 1.00, as of the last day of each fiscal quarter beginning with fiscal quarter ended March 31, 2011, pursuant to the Financial Covenant Provisions

Upon the request of Bank or Lessor, Borrower/Lessee shall provide financial covenant analyses and information in form and substance acceptable to Bank and Lessor showing Borrower/Lessee’s compliance with the financial covenants set forth in the (i) the RLOC/Term Loan Agreement, (ii) the RE Loan Agreement, and (iii) the Lease, which shall be true and accurate on and as of the effective date of this Compliance Certificate.

5.             As of the effective date set forth below, neither Borrower/Lessee nor any other Obligated Group Party has any claim against Bank or Lessor, or any defenses or offsets to payment of any Credit Facility or any other amounts due under (a) any of the RLOC/Term Loan Documents, (b) any of the RE Loan Documents, or (c) the Lease or any other Lease Document.

6.             As of the effective date set forth below, the representations and warranties contained in the (a) the RLOC/Term Loan Documents, (b) the RE Loan Documents, or (c) the Lease and any other Lease Documents are true and correct in all material respects as of the date of this Compliance Certificate to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date.

7.             As Chief Financial Officer and Treasurer of Borrower/Lessee, I am authorized to execute and deliver this Compliance Certificate to Bank and Lessor on behalf of Borrower/Lessee.

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IN WITNESS WHEREOF, this Compliance Certificate has been executed to be effective as of                           , 201      .

“BORROWER/LESSEE”

INVENTURE FOODS, INC., a Delaware corporation	Address for notices to Borrower/Lessee: Inventure Foods, Inc.
By:	5050 N. 40th Street, Suite 300
Name:	Phoenix, Arizona 85018
Title:	Attention: Steve Weinberger

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